UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 24, 2008

AGY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-150749	20-0420637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2556 Wagener Road

Aiken, South Carolina 29801

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 434-0945

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective October 24, 2008, AGY Holding Corp. (“AGY”) entered into a Master Lease Agreement (the “Master Lease Agreement”) with DB Energy Trading LLC (“DB”) for the purpose of leasing precious metals necessary for the operations of the Continuous Filament Mat (“CFM”) business that AGY acquired from Owens Corning in October of 2007. The purpose of the Master Lease Agreement is to provide the terms and conditions under which AGY and DB may enter into leases from time to time whereby DB shall make available to the AGY up to 19,057 ounces of platinum and 3,308 ounces of rhodium necessary for the CFM operations. The Master Lease Agreement allows AGY to enter into leases of alloy metals with terms of one to twelve months and has an overall thirty-six month lease commitment period. Lease fees depend on the quantity of metal leases required by AGY multiplied by a benchmark value of the applicable precious metal and a margin above the lease rate index as published on DB’s daily precious metal rates sheet. The Master Lease Agreement contains customary events of default, including, without limitation, nonpayment of lease payments, inaccuracy of representations and warranties in any material respect and certain cross-default provisions.

Item 1.02.	Termination of a Material Definitive Agreement

In October 2007 in connection with the CFM acquisition, AGY entered into a master lease agreement (the “OC Master Lease Agreement”) with Owens Corning (“OC”) that provided a lease facility for precious metals necessary for the operations of AGY’s CFM business. Effective October 24, 2008, AGY terminated the OC Master Lease Agreement. The OC Master Lease Agreement was to have been in effect until April 2009 (absent early termination) and allowed AGY to enter into leases of alloy metal with terms of one to six months for up to approximately 19,800 ounces of platinum and 3,400 ounces of rhodium. The OC Master Lease Agreement contained customary events of default, including, without limitation, nonpayment of lease payments, inaccuracy of representations and warranties in any material respect and certain cross-default provisions.

AGY terminated the OC Master Lease Agreement in advance of its April 2009 termination date in order to enter into the Master Lease Agreement with DB. No penalties or fees are payable to OC in connection with the termination of the OC Master Lease Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGY HOLDING CORP.

Date: October 28, 2008	By:	/s/ Wayne T. Byrne
	Name:	Wayne T. Byrne
	Title:	Chief Financial Officer